Exhibit 10.49

October 15, 2025

Auctus Fund, LLC

545 Boylston Street, 2nd Floor

Boston, Massachusetts, 02116

Gentlemen:

Reference is made to the Common Stock Purchase Warrant, dated October 8, 2025, issued by BioRestorative Therapies, Inc. (the “Company”) to Auctus Fund, LLC (“Auctus”) for the purchase of up to 187,500 shares of common stock of the Company (the “Warrant”).

The parties understand that all other warrants and preferred stock of the Company held by Auctus provide for a 9.99% beneficial ownership limitation and that the Warrant currently provides for a 4.99% beneficial ownership limitation. The parties agree that it was intended that the Warrant provide for a 9.99% beneficial ownership limitation. Accordingly, the parties agree that the next to last sentence of Section 1(c) of the Warrant is amended to read as follows:

“The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder.”

Except as modified herein, the Warrant shall continue in full force and effect in accordance with its terms.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Lance Alstodt
Chief Executive Officer

Agreed:

AUCTUS FUND, LLC

By:
Lou Posner
Managing Director